Exhibit 3.1









                            CERTIFICATE OF CHANGE

                                      OF

                          UNION CARBIDE CORPORATION

                          UNDER SECTION 805-A OF THE
                           BUSINESS CORPORATION LAW




















                           THE DOW CHEMICAL COMPANY
                                2030 DOW CTR
                           MIDLAND,  MI  48674-2030













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                           CERTIFICATE OF CHANGE
                                     OF
                          UNION CARBIDE CORPORATION


            UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

    1. The name of the corporation is Union Carbide Corporation. It was incorporated under the name Union Carbide and Carbon Corporation.

    2. The Certificate of Incorporation of said corporation was filed by the Department of State on the November 1, 1917.

    3.  The following was authorized by the Board of Directors:





    To change the agent in New York upon whom all process against the corporation may be served from Union Carbide Corporation located at 39 Old Ridgebury Road, Danbury, CT to CT CORPORATION SYSTEM, at
111 Eighth Avenue, New York,  NY  10011.


    To designate CT CORPORATION SYSTEM, 111 Eighth Avenue,
New York, NY, 10011 as the registered agent in New York upon whom all process against the corporation may be served.


                                       /s/ Cheryl E. Corbett
                                       Name and Capacity of Signer
                                       Cheryl E. Corbett, Assistant Secretary
                                       Union Carbide Corporation
                                       April 27, 2001


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